                                                                     Exhibit 11

                HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                                  (RESTATED)

                                               Year ended December 31,
                             ----------------------------------------------------------
                                    2001                2000                1999
                             ------------------  ------------------  ------------------
                              Diluted    Basic    Diluted    Basic    Diluted    Basic
-                            --------  --------  --------  --------  --------  --------
                                        (In millions, except per share data)
Earnings:
Net income.................. $1,847.6  $1,847.6  $1,630.6  $1,630.6  $1,428.3  $1,428.3
Preferred dividends.........    (15.5)    (15.5)     (9.2)     (9.2)     (9.2)     (9.2)
                             --------  --------  --------  --------  --------  --------
Earnings available to common
  shareholders.............. $1,832.1  $1,832.1  $1,621.4  $1,621.4  $1,419.1  $1,419.1
                             ========  ========  ========  ========  ========  ========
Average shares:
   Common...................    462.0     462.0     471.8     471.8     477.0     477.0
   Common equivalents.......      6.1        --       4.4        --       4.8        --
                             --------  --------  --------  --------  --------  --------
Total.......................    468.1     462.0     476.2     471.8     481.8     477.0
                             ========  ========  ========  ========  ========  ========
Earnings per common shares.. $   3.91  $   3.97  $   3.40  $   3.44  $   2.95  $   2.98
                             ========  ========  ========  ========  ========  ========